Exhibit 99.1
Commercial Metals Company Issues $400,000,000
of Senior Unsecured Notes
     Irving — July 17, 2007 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that it has sold $400 million principal amount of Senior Unsecured Notes due 2017. The Notes have a coupon rate of 6.50% and were sold at the offering price of $999.06 for each $1,000 of principal to yield 6.513% to maturity. In anticipation of the offering, the Company entered into hedge transactions based on then existing Treasury rates which had the effect of reducing the Company’s effective interest rate cost on the Notes to approximately 6.45%. The Notes were assigned a Baa2 rating by Moody’s Investors Services, Inc. and Standard & Poor’s assigned a BBB rating.
     The Company intends to use the net proceeds from the offering to repay its 6.80% notes due August 2007, to repay commercial paper and other short-term domestic bank borrowings, to fund construction and working capital for its new micro mill to be built in Arizona and for general corporate purposes.
     Banc of America Securities LLC and ABN AMRO Incorporated acted as joint book-running managers on the transaction.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354 www.cmc.com
2007-25